Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC.
REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

Ann Arbor, MI, June 29, 2007 --Advanced Photonix, Inc.® (AMEX:API) (the “Company”) today reported its fourth quarter and fiscal year results for the periods ended March 31, 2007.

Net sales for the fourth quarter of fiscal 2007 were $6.2 million compared with $6.8 million for the fourth quarter of fiscal 2006. Net loss for the fourth quarter of fiscal 2007, on a generally accepted accounting principles (GAAP) basis, was $(1.3 million) or $(0.07) per diluted share, compared with a net loss of $(2.5 million) or $(0.13) per diluted share for the fourth quarter of fiscal 2006. Net sales for fiscal 2007 were $23.6 million, compared with $23.6 million for fiscal 2006. Net loss for fiscal 2007, on a GAAP basis, was $(4.6 million) or $(0.24) per diluted share, compared with a net loss of $(5.3 million) or $(0.30) per diluted share for fiscal 2006.

Non-GAAP net loss for the fourth quarter of fiscal 2007 was $(208,000) or $(0.01) per diluted share, compared with $(538,000) or $(0.03) per diluted share for the fourth quarter of fiscal 2006. Non-GAAP net loss for fiscal 2007 was $(287,000) or $(.02) per diluted share as compared to $(264,000) or $(.02) per diluted share for fiscal 2006. Non-GAAP net income (loss) is considered non-GAAP financial information, and reconciliation between net income (loss) on a GAAP basis and non-GAAP net income (loss) is provided in a table on page 4.

On an EBITDA basis (GAAP earnings/loss before interest, taxes, depreciation, and amortization), the Company reported a net loss of $(302,000) for the fourth quarter of 2007, and net income of $40,000 for fiscal 2007. This compares to a net loss of $(300,000) and net income of $870,000, respectively, for the fourth quarter of 2006 and fiscal 2006.

The Company's revenues for fiscal 2007 were $23.6 million, the same as for fiscal 2006. The most significant revenue increases came from the Telecommunications market, which increased $2.7 million, or 87%, to $5.9 million. Homeland Security revenues were $73,000, a decrease of $1.9 million, all attributable to a delay of Terahertz development contracts primarily from the Transportation Security Administration (TSA). Revenues in the Industrial Sensing/NDT market were $10.0 million, a decrease of $318,000, or 3%, from the prior year. Revenues in the Medical market were $2.5 million, an increase of $239,000, or 11%, over the prior year. Sales to the military/aerospace market were $5.2 million, a decrease of $703,000, or 12%, over the prior year due to a long-standing military contract that reached end of life status, and unexpected delays in other follow on contracts. The Company continues to expect quarter to quarter fluctuations in consolidated revenue for fiscal 2008 due to fluctuations in customer delivery schedules, which are beyond its control.

Although revenue was unchanged year over year, gross profit increased $1.7 million (18.6%) to $10.9 million for fiscal 2007, compared to $9.1 million for fiscal 2006. In terms of per cent of sales, the gross margin improved to 46% of sales for fiscal 2007 compared to 39% for fiscal 2006. This improvement in gross profit is attributable to increased sales of higher gross margin products in the telecommunications and medical markets.

Research and development (R&D) expenses increased $1.0 million to $4.0 million for fiscal 2007 compared to $3.0 million for fiscal 2006. Approximately 22% of this increase is the result of having a full year (52 weeks) of ownership of Picometrix and its HSOR and Terahertz product R&D expenses in fiscal 2007, compared to 47 weeks in fiscal 2006. The remaining increase in R&D costs (approximately $780,000) consists primarily of increased personnel costs to support new product development for the HSOR and next generation Terahertz product platforms. It is anticipated that overall R&D expenses will increase in fiscal 2008 with the continued focus on new opportunities in the high growth HSOR and Terahertz markets, but generally remain constant as a percentage of sales.

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Marketing and sales expenses increased $245,000 to $2.2 million (9% of revenues) in fiscal 2007, compared to $1.9 million (8%) in fiscal 2006. The increase in sales and marketing expenses was primarily due to increased personnel costs and commission expenses of $320,000.

General and administrative expenses increased $1.1 million to $7.9 million (including amortization expense) in fiscal 2007 (33% of revenues), compared to $6.8 million (29%) in fiscal 2006. The increase is primarily attributable to costs incurred for the previously announced Wafer Fabrication consolidation to Ann Arbor, which accounted for approximately $720,000, or 63%, of the increase. The balance of $361,000 reflects expensing of non-cash stock-based compensation in fiscal 2007; there was no comparable expense incurred in fiscal 2006.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "Fiscal 2007 has been an exciting and pivotal year for API. With the launch of our new T-Ray™ 4000 system, the opening of our new wafer fabrication facility in Ann Arbor and the ongoing expansion of our HSOR product offerings and active customer base, we are looking forward to a very solid year of growth and progress on a number of fronts in fiscal 2008. We are particularly pleased with the $1.7 million improvement in gross profit that was accomplished in 2007. With our forecasted revenue growth of 15% to 25% over 2007, we believe the company is well positioned to improve our bottom line and grow shareholder value in the coming year”.

This press release, the financial tables, as well as other supplemental information including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, will also be available on our website under the “Investor Relations” link.

The Company will hold a conference call to discuss the results for the fourth quarter and fiscal year ended March 31, 2007 on Monday, July 2, 2007, at 11:00 AM ET. Participants can dial into the conference call at 888-679-8033 (617-213-4846 for international) using the pass code 21188109. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 64857293.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the integration of newly acquired businesses, technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Advanced Photonix, Inc.
Financial Highlights

	Quarter ended		Twelve months ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
Other Financial Data:
Net Sales	$6,161,000	$6,803,000	$23, 588,000	$23,585,000
Gross Profit	2,653,000	1,913,000	10,895,000	9,183,000
Percent to Net Sales	43.1%	28.1%	46.2%	38.9%
Net Income (Loss)	$(1,324,000)	$(2,544,000)	$(4,646,000)	$(5,262,000)
Net Earnings per share	$(0.07)	$(0.13)	$(0.24)	$(0.30)
Diluted earnings per share	anti-dilutive	anti-dilutive	anti-dilutive	anti-dilutive
Weighted Number of shares outstanding	19,165,000	18,822,000	19,065,000	17,477,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Condensed Consolidated Balance Sheets

Assets	March 31, 2007	March 31, 2006
Current Assets:
Cash and cash equivalents	$3,274,000	$5,933,000
Accounts receivable, net of allowance	3,587,000	4,387,000
Inventories, net of allowances	4,439,000	3,434,000
Prepaid expenses and other current assets	377,000	711,000
Total current assets	11,677,000	14,465,000
Equipment & Leasehold Improvements, at cost	10,301,000	7,923,000
Accumulated depreciation	(5,565,000)	(4,548,000)
Net Equipment and Leasehold Improvements	4,736,000	3,375,000
Goodwill, net of accumulated amortization	4,579,000	4,719,000
Patents, net	355,000	200,000
Intangible assets, net	12,285,000	14,155,000
Deferred tax asset, net of current portion	1,225,000	623,000
Other assets	385,000	464,000
Total assets	$35,242,000	$38,001,000

Liabilities and shareholders' equity
Current liabilities
Line of credit	$741,000	$1,000,000
Accounts payable and accrued expenses	2,336,000	1,934,000
Compensation and related withholdings	1,091,000	697,000
Deferred income	-	77,000
Current portion of long-term debt-related party	550,000	500,000
Current portion of long-term debt	4,535,000	927,000
Total current liabilities	9,253,000	5,135,000
Long term debt, less current portion	3,015,000	5,002,000
Long term debt, less current portion-related party	1,851,000	2,401,000
Total liabilities	14,119,000	12,538,000

Class A redeemable convertible preferred stock,
$.001 par value; 780,000 shares authorized;40,000 shares issued and outstanding	32,000	32,000
Shareholders' equity
Class A common stock, $.001 par value,
50,000,000 shares authorized; 2007-19,226,006 shares issued and outstanding; 2006 - 18,885,006 shares issued and outstanding	19,000	19,000
Additional paid-in capital	43,887,000	43,581,000
Accumulated deficit	(22,815,000)	(18,169,000)
Total shareholders' equity	21,091,000	25,431,000
Total liabilities and shareholders' equity	$35,242,000	$38,001,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income (Loss) and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Reconciliation of EBITDA to GAAP Income

	Quarter ended		Twelve months ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
GAAP Net Income (Loss)	$(1,324,000)	$(2,544,000)	$(4,646,000)	$(5,262,000)
Adjustments
Depreciation	323,000	248,000	1,076,000	829,000
Net Interest expense (income)	701,000	486,000	2,365,000	2,671,000
Amortization - intangibles/patents	382,000	458,000	1,528,000	1403,000
Amortization - prepaid finance expense	48,000	210,000	148,000	387,000
Goodwill impairment expense	140,000	814,000	140,000	814,000
Intangible impairment expense	349,000	--	349,000	--
Income Tax provision	(921,000)	28,000	(920,000)	28,000
EBITDA	$(302,000)	$(300,000)	$40,000	$870,000

Reconciliation of Non-GAAP Income to GAAP Income

	Quarter ended		Twelve months ended
	March 31, 2007	March 31, 2006	March 31, 2007	March 31, 2006
GAAP Net Income (Loss)	$(1,324,000)	$(2,544,000)	$(4,646,000)	$(5,262,000)
Adjustments
Interest expense - convertible notes	126,000	10,000	504,000	388,000
Warrant Fair Value adjustment	480,000	486,000	1,528,000	1,978,000
Stock Option Compensation Expense	84,000	--	361,000	--
Amortization - intangibles/patents	382,000	458,000	1,528,000	1,403,000
Amortization - prepaid finance expense	48,000	210,000	148,000	387,000
Wafer Fabrication consolidation	427,000	--	721,000	--
Goodwill impairment expense	140,000	814,000	140,000	814,000
Intangible impairment expense	349,000	--	349,000	--
Income tax provision decrease - deferred tax asset valuation allowance	(921,000)	28,000	(920,000)	28,000
Non-GAAP Net Income	$(208,000)	$(538,000)	$(287,000)	$(264,000)
Non-GAAP Net Earnings per share	$(0.01)	$(0.03)	$(0.02)	$(0.02)
Non-GAAP Diluted Earnings per share	$(0.01)	$(0.03)	$(0.02)	$(0.02)
Weighted Average Number of shares outstanding	19,165,000	18,882,000	19,065,000	17,477,000

Advanced Photonix, Inc.® (AMEX - API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.